Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.2

Brookfield Renewable Partners L.P.	Email CLangley@applebyglobal.com
73 Front Street
Hamilton Bermuda	Direct Dial +1 441 298 3202
HM 11
Appleby Ref 404008.0038/CL/AK

8 February 2021

Ladies and Gentlemen

Brookfield Renewable Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Renewable Partners L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership and Brookfield Renewable Corporation (BEPC) of:

1.

a registration statement on Form F-1 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance by the Partnership or the delivery by Brookfield Asset Management Inc. (BAM) or BEPC from time to time of the Partnership’s non-voting limited partnership units (Units), in each case, in connection with the exchange, redemption or acquisition, as applicable, from time to time of Class A Subordinate Voting Shares (Class A Shares) of BEPC offered by the selling shareholders named in the Prospectus (defined below); and

2.	the prospectus contained in the Registration Statement (as may be amended, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

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ASSUMPTIONS

In stating our opinion we have assumed:

1.

the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have caused the Electronic Extract or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Electronic Extract is accurate and complete in all respects and such information has not been materially altered since the date and time of the Electronic Extract;

7.

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

8.

any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the

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terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.

The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against the General Partner in its capacity as general partner of the Partnership.

2.

The issue of the Units by the Partnership upon the exchange, redemption or acquisition, as applicable, of Class A Shares has been duly authorized by all necessary action on the part of the Partnership and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Units to be issued by the Partnership upon such exchange, redemption or acquisition will be validly issued, fully paid and non-assessable Units of the Partnership.

3.

The issue of the Units upon the redemption of redeemable/exchangeable partnership units of Brookfield Renewable Energy L.P. has been duly authorized by all necessary action on the part of the Partnership and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents, the Units to be issued by the Partnership upon such redemption and delivered by BAM upon exchange of Class A Shares will be validly issued, fully paid and non-assessable units of the Partnership.

RESERVATIONS

We have the following reservations:

1.

We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

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2.

Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.

Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of such units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their units of the Partnership, to satisfy claims of creditors of the Partnership, or otherwise.

4.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.

A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.

A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.

Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

8.

In opinion 1. above, the term “good standing” means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

9.

Due to the current situation relating to COVID-19, our protocols prevent us from conducting physical company, partnership or litigation searches against the General Partner and the Partnership, and we are relying on the Electronic Extract and the Officer’s Certificate re Searches in lieu of the physical searches.

10.	With respect to opinions 2 and 3, we have relied upon statements and representations made to us in the Secretary Certificate provided to us by an authorised officer of the

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General Partner for the purposes of this opinion. We have made no independent verification of the matters referred to in the Secretary Certificate, and we qualify such opinions to the extent that the statements or representations made in the Secretary Certificate are not accurate in any respect.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

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SCHEDULE

1.

A copy, in PDF format, of an officer’s certificate, signed by an officer Brookfield Renewable Partners Limited, the general partner of the Partnership (General Partner) confirming that, to the best of his knowledge: (i) no court proceedings are pending against any the General Partner or the Partnership; (ii) there is no petition to wind up the General Partner or the Partnership or application to reorganise their affairs pursuant to a scheme of arrangement or application for the appointment of a receiver in respect of the General Partner or the Partnership has been filed with the Supreme Court of Bermuda; and (iii) no notice of the passing of a resolution of members or creditors to wind up or for the appointment of a liquidator or receiver has been given to the Registrar of Companies in respect of the General Partner or the Partnership (Officer’s Certificate Re Searches).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of the General Partner and the Partnership in the register of charges and on the file of the General Partner and the Partnership maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda and the Register of Mortgages at the office of the Registry General (Company Search).

However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Company Search. The Registrar of Companies is providing a company and partnership search extract when a request is submitted via email (Electronic Extract).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of the General Partner and the Partnership in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda (Litigation Search).

However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Litigation Search.

2.

Copy of Fourth Amended and Restated Limited Partnership Agreement of the Partnership between the General Partner and each person who is admitted to the partnership as a limited partner from time to time dated 3 May 2016 as amended by the First Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 25 May 2016, the Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 14 February 2017, the Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 16 January 2018, the Fourth Amendment to the Fourth Amended and Restated

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Limited Partnership Agreement dated 28 February 2019, the Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 11 March 2019, the Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 24 February 2020 and the Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 28 July 2020 (Limited Partnership Documents).

3.	In respect of the Partnership, the Certificate of Registration of an Exempted and Limited Partnership and supplements thereto.

4.

Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the General Partner (General Partner Constitutional Documents, together with the Limited Partnership Documents, Constitutional Documents).

5.

Copies of extracts of minutes of meetings of the board of directors of the General Partner held on 8 November 2019 and 16 March 2020, together with the unanimous written resolutions of the board of directors of the General Partner dated effective 26 January 2021 (collectively, Resolutions).

6.	Copy of a secretary certificate dated 8 February 2021 and signed by the secretary of the General Partner in respect of the Resolutions (Secretary Certificate).

7.	Certificates of Compliances each dated 5 February 2021 in respect of the Partnership and the General Partner, each issued by the Registrar of Companies.

8.	Copy of the Registration Statement.

9.	Copy of the Prospectus.

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